                                                                   EXHIBIT 10.28

                                                               August 30, 1994

Dr. Jay Short
320 Delage Drive
Encinitas, CA 92024

Dear Jay:

     I am delighted that you have decided join Industrial Genome Sciences. My recent visit to La Jolla reinforced my opinion that you are the perfect choice for Chief Technology Officer for IGS. You have won the respect of your former colleagues from StrataGene, and it is clear that they were overjoyed that you decided to come with IGS.

     The IGS Board of Directors has approved the following particulars as terms of your employment. If you are in agreement with these terms, please return a signed copy to me. For ease of comparison, I shall refer to the numbered issues you raised in your letter to me of July 15.

1. I continue to believe that Rockville, Maryland is the best site for the primary research effort for IGS.

2. All moving expenses, including travel and relocating your household effects to Maryland would be paid by IGS, including three house or apartment hunting trips for your family in addition to the preliminary scouting trip you made earlier this month.

3. All expenses including fees normally and reasonably associated with the sale of your home in San Diego and purchase of a new home in Maryland, including up to $12,000 toward "points" in connection with your new mortgage. If you experience difficulty in selling your home in California, IGS shall assist you in the effort, for example by assuming extra mortgage payments with adequate guarantees that the house is marketed appropriately.

4. Up to six months living expenses in Maryland prior to purchasing a new home.

5. Interest free loan in an amount up to $30,000 available in case it is needed in connection with new home purchase. Repayable over five years or within nine months of departure from IGS.

6. Signing bonus of $75,000.

7. Equity in IGS. A grant of 2.5% of the shares outstanding at signing, plus an option to purchase 1.5% of the shares outstanding at signing at fair market value. If you exercise your option soon, it should be a nominal expense. A loan can be made available to help with the purchase of the option shares. Furthermore, you will have opportunities to increase your holdings of IGS stock through future incentive compensation awards.

8. Termination without cause - salary for 6 months or through the initial term of the agreement, whichever is greater.

9. Salary $200,000/yr. plus a performance bonus, guaranteed to be at least 20% of salary for the first year.

10.  Four weeks paid vacation per year.

12.  We shall set up a 401(k) plan as soon as possible.

13.  A September 1, 1994 start date is fine.

15.  Info on long term disability and life insurance will be forwarded to you.

16. Move to Maryland by October 31, 1994 OK. I understand that your current plans accelerate that schedule.

17. There shall be an R&D budget, controlled by the CTO, comprised of supplies, equipment, travel and personnel lines.

18. As CTO you will have hiring and firing authority, consistent with IGS company employment policies, over all personnel in R&D departments.

19.  As CTO you will have authority over all R&D matters at all IGS R&D sites.

20-22. You may have a budget for business expenses including personal journal subscriptions, professional memberships, E-mail access, cellular phone etc. Furthermore, IGS will purchase and make available to you for home use, a personal computer and printer, a notebook computer, a FAX machine and other reasonable equipment to help you accomplish your work.

23. There will be a stock option plan for all exempt employees. We need to decide on a plan for non-exempts.

24. Research Division goals and milestones will be established jointly with the management team.

25.  The CTO may set work hour policy for the R&D Division

26.  Car allowance for business use - $400/month.

27. IGS is incorporated in Delaware, so I think the California law forbidding non-compete clauses is not relevant. I propose that different classes of termination be handled differently. I would like a non-compete agreement if you resign voluntarily or are terminated for cause. If you are terminated without cause, non-compete provision would be waived.

28. The plan for the senior management team is to have an CTO, a CFO and a president, each reporting to the CEO. This cannot be guaranteed in your employee agreement, but that is the plan. We can specify that you, as long as you are CTO, shall report directly to the CEO.

29.  Membership on IGS Board of Directors. OK.

30-31 You may maintain outside board memberships and consultantships, as long as there is no conflict of interest, and as long as the non-IGS time commitment is 8 days per year or less.

32. Participation in companies spun off from IGS should be as appropriate for your roles in the spinout and as an IGS stockholder.

33. IGS business plan development will be one of the first milestones for our new management team. I look forward to developing it with you.

     I truly believe that together we can assemble and run a technical team that will vault us into the industrial enzyme marketplace and launch a prosperous business. No doubt it will be challenging, but the fundamentals are in place. We should be able to create a new company or significant financial value, and I am very happy we are moving toward that vision together.

                                                    Best regards,

                                                    /s/ Barry L. Marrs
                                                    Barry L. Marrs
                                                    for
                                                    Industrial Genome Sciences

Accepted on this date:

/s/ Jay M. Short
-------------------
Jay M. Short, Ph.D.